Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2008, relating to the financial statements and financial statement schedules of Par Pharmaceutical Companies, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs which indicate that (1) the consolidated financial statements as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 have been restated, (2) the Company changed its method of accounting for stock-based compensation to adopt the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, and (3) the Company changed its method of accounting for uncertainty in income taxes to adopt the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007) and management's report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Par Pharmaceutical Companies, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Parsippany, NJ
April 2, 2008